Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Inergy GP, LLC

We consent to the incorporation by reference in this registration statement on Form S-8 of Inergy Holdings, L.P. of our report dated December 10, 2004, with respect to the combined balance sheets of Star Gas Propane, L.P. and Subsidiary as of September 30, 2003 and 2004, and the related combined statements of operations, comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2004.

Our report contains an explanatory paragraph that states that there is substantial doubt about the ability of Star Gas Propane, L.P.’s parent to continue as a going concern and consequently there is substantial doubt about the ability of Star Gas Propane, L.P. to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our report also refers to the adoption of Statement of Financial Accounting Standards No. 142.

/s/ KPMG LLP

Stamford, Connecticut

August 29, 2005